Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 33-62561 and 333-34846) and Form S-8 (Nos. 333-171135, 333-175608, 333-82556, 333-35526, 333-24045, 033-62563, 033-63395, 033-16711, 333-129283, 333-135678, 333-140071, 333-150529, and 333-166701) of Microsemi Corporation, of our reports dated June 3, 2011, relating to the financial statements and financial statement schedule of Zarlink Semiconductor Inc., and the effectiveness of Zarlink Semiconductor Inc.’s internal control over financial reporting, appearing in this Amendment No. 2 to the current report of Microsemi Corporation on Form 8K/A.

/s/ Deloitte & Touche LLP

Licensed Public Accountants
Independent Registered Chartered Accountants

Ottawa, Canada
December 23, 2011